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                                                                      EXHIBIT 8

        OPINION OF WATKINS LUDLAM & STENNIS, P.A. REGARDING TAX MATTERS


                  FORM OF TAX OPINION TO BE GIVEN AT CLOSING

         The tax opinion will contain the following individual opinions (or opinions substantially similar thereto):

A.       With respect to the Holding Company Merger:

         1. Provided that the proposed Merger of NBC Financial Corporation with and into Deposit Guaranty qualifies as a statutory merger under applicable Louisiana and Mississippi law, the proposed Holding Company Merger will constitute a reorganization within the meaning of Code section 368(a)(1)(A). Deposit Guaranty and NBC Financial Corporation will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

         2. No gain or loss will be recognized by NBC Financial Corporation upon the transfer of all of its assets to Deposit Guaranty in exchange for Deposit Guaranty Common Stock, cash for dissenting shareholders, and the assumption by Deposit Guaranty of all of the liabilities of NBC Financial Corporation since the cash, if any, will be distributed to the dissenting shareholders (Code sections 361(a) and (b), and 357(a)).

         3. No gain or loss will be recognized by Deposit Guaranty upon the receipt by Deposit Guaranty of the assets of NBC Financial Corporation in exchange for Deposit Guaranty Common Stock and the assumption by Deposit Guaranty of the liabilities of NBC Financial Corporation and the liabilities to which the transferred assets are subject (Code section 1032(a)).

         4. The basis of the assets of NBC Financial Corporation in the hands of Deposit Guaranty will be, in each instance, the same as the basis of such assets in the hands of NBC Financial Corporation immediately prior to the Holding Company Merger (Code section 362(b)).

         5. The holding period of NBC Financial Corporation's assets in the hands of Deposit Guaranty will include, in each case, the period during which the assets were held by NBC Financial Corporation (Code section 1223(2)).

         6. No gain or loss will be recognized by the shareholders of NBC Financial Corporation upon their receipt of Deposit Guaranty Common Stock (including fractional share interests to which they may be entitled) solely in exchange for their NBC Financial Corporation Common Stock (Code section 354(a)(1)).

         7. The basis of the Deposit Guaranty Common Stock to be received by the NBC Financial Corporation shareholders (including any fractional share interests to which they may be entitled) will be, in each instance, the same as the basis of the NBC Financial Corporation Common Stock surrendered in exchange therefor (Code section 358)).

         8. The holding period of the Deposit Guaranty Common Stock to be received by the NBC Financial Corporation shareholders (including any fractional share interests to which they may be entitled) will include, in each case, the period during which the NBC Financial Corporation Common Stock surrendered in exchange therefor was held, provided that the NBC Financial Corporation Common Stock is held as a capital asset in the hands of the NBC Financial Corporation shareholder on the date of the exchange (Code section 1223(1)).




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         9.     The payment of cash to NBC Financial Corporation shareholders in lieu of fractional shares of Deposit Guaranty Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the reorganization exchange and then redeemed by Deposit Guaranty. The cash payments will be treated as having been received as distributions in redemption of such stock, subject to the provisions and limitations of section 302 of the Code.

         10. Where a dissenting NBC Financial Corporation shareholder receives solely cash in exchange for his or her NBC Financial Corporation Common Stock, such cash will be treated as having been received by the shareholder as a distribution in redemption of his or her stock subject to the provisions and limitations of section 302.

B.       With respect to the Bank Merger:

         1. Provided that the proposed merger of the Bank into DGNB Louisiana qualifies as a statutory merger under applicable state or federal law, the proposed Bank Merger will be a reorganization within the meaning of section 368(a)(1)(A) of the Code. The Bank and DGNB Louisiana will each be "a party to a reorganization" within the meaning of section 368(b)(2).

         2. No gain or loss will be recognized by the Bank on the transfer of all of its assets to DGNB Louisiana solely in constructive exchange for DGNB Louisiana Common Stock issued to Deposit Guaranty Louisiana Corp. and the assumption by DGNB Louisiana of the liabilities of the Bank (Code sections 361(a) and 357(a)).

         3. No gain or loss will be recognized by DGNB Louisiana upon the receipt by DGNB Louisiana of the assets of the Bank solely in constructive exchange for DGNB Louisiana Common Stock and the assumption by DGNB Louisiana of the liabilities of the Bank and the liabilities to which the transferred assets are subject (Code section 1032(a)).

         4.     No gain or loss will be recognized by Deposit Guaranty
                Louisiana Corp. as a result of the Bank Merger and the surrender of Bank Common Stock in constructive exchange for the DGNB Louisiana Common Stock (Code section 354(a)(1).

         5. The basis of the assets of the Bank in the hands of DGNB Louisiana will, in each case, be the same as the basis of such assets in the hands of the Bank immediately prior to the Bank Merger (Code section 362(b)).

         6. The holding period of the assets of the Bank in the hands of DGNB Louisiana will, in each instance, include the period for which such assets were held by the Bank. (Code section 1223(2)).